                                                              Exhibit (a)(1)(A)

       OFFER TO EXCHANGE OPTIONS UNDER THE NETIQ CORPORATION AMENDED AND
      RESTATED 1995 STOCK PLAN, THE MISSION CRITICAL SOFTWARE, INC. 1997
        STOCK PLAN (AS AMENDED MAY 21, 1999), THE WEBTRENDS CORPORATION
           1997 STOCK INCENTIVE COMPENSATION PLAN AND THE WEBTRENDS
             CORPORATION AMENDED AND RESTATED 1998 STOCK INCENTIVE
                               COMPENSATION PLAN

          THIS OFFER AND THE RELATED RIGHT OF WITHDRAWAL WILL EXPIRE
                   AT 5:00 P.M., PACIFIC TIME, ON THURSDAY,
           JUNE 7, 2001, UNLESS NETIQ CORPORATION EXTENDS THE OFFER.

   In this Offer to Exchange Options under the NetIQ Corporation Amended and Restated 1995 Stock Plan, the Mission Critical Software, Inc. 1997 Stock Plan (as amended May 21, 1999), the WebTrends Corporation 1997 Stock Incentive Compensation Plan and the WebTrends Corporation Amended and Restated 1998 Stock Incentive Plan (the "Option Plans", and each an "Option Plan"), NetIQ Corporation ("NetIQ") is offering to exchange all outstanding stock options to purchase shares of our common stock granted:

  . to our current employees (other than officers as defined in Rule 16a-l(f) of the Securities Exchange Act of 1934 (the "1934 Act")) who hold options with an exercise price equal to or greater than $50.00 per share,

  . with an exercise price equal to or greater than $50.00 per share, and those options with lower exercise prices if such options were granted on or after December 7, 2000 and if required as described below,

  .  under the Option Plans,

for new options that we will grant under the applicable Option Plan. Options granted with an exercise price lower than $50.00 per share before December 7, 2000 may not be tendered in the Offer (as defined below) and are not affected by it.

   We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange (this "Offer to Exchange") and in the related Letter of Transmittal (the "Letter of Transmittal," which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the "Offer"). The number of shares of common stock subject to new options to be granted to each eligible option holder who validly tenders options will be equal to the number of shares subject to the options validly tendered by such option holder and accepted for exchange (subject to adjustment in specified circumstances). We will grant the new options on or after the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange. As the scheduled expiration date of the Offer is June 7, 2001, we currently anticipate that new options will be granted on or after December 10, 2001.

   The exercise price of the new options will be based on the fair market value of NetIQ stock at the time of the regrant. Specifically, in accordance with the terms of the Option Plans, the exercise price of your new option will equal the highest of:

     (i) the closing selling price per share on the trading day immediately before the day of grant;

     (ii) the average of the high and low per share sales price on the day of grant; or

     (iii) the closing selling price per share on the day of grant for NetIQ stock as reported by the Nasdaq National Market. BECAUSE WE WILL NOT GRANT NEW OPTIONS TO A TENDERING OPTION HOLDER UNTIL THE FIRST BUSINESS DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY FOLLOWING THE DATE WHEN WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS.

   The new options will have the same vesting schedules as the old options. This means that the number of new options to be vested and immediately exercisable on the date of grant will equal:

  . the number of options validly tendered for exchange and accepted which were already vested in accordance with their original terms, plus

  . the number of options which would have vested in accordance with their original terms during the period between their tender and the date when the new options are granted.

Examples of the vested status of the new options are given in the "Summary Term Sheet" following the Table of Contents in this Offer to Exchange.

   The new options will have a term of seven years calculated as of the grant date of the tendered options.

   IF FOR ANY REASON YOU ARE NOT AN EMPLOYEE OF NETIQ OR ONE OF OUR SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled, terminate with or without a good reason or we terminate your employment with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

   If you wish to tender an option in the Offer, you must tender the option for the full number of unexercised shares of common stock subject to that option grant on or before the expiration of the Offer, currently scheduled for June 7, 2001. You will not be required to tender all of your exchangeable options to participate in the Offer. HOWEVER, IF YOU WERE GRANTED OPTIONS ON OR AFTER DECEMBER 7, 2000 AND YOU WISH TO TENDER ANY OPTIONS, YOU WILL BE REQUIRED TO TENDER ALL OPTIONS RECEIVED ON OR AFTER DECEMBER 7, 2000 THAT HAVE A LOWER EXERCISE PRICE THAN THE OPTION WITH THE HIGHEST EXERCISE PRICE YOU TENDER OR AS OTHERWISE REQUIRED UNDER THE ACCOUNTING RULES.

   The Offer is not conditioned upon any minimum threshold number of options being tendered by eligible option holders, but is subject to conditions that we describe in Section 6 of this Offer to Exchange.

   If you choose not to tender your options, then your options will remain outstanding and they will retain their current exercise price.

   ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER NETIQ NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS.

   Shares of our common stock are quoted on the Nasdaq National Market under the symbol "NTIQ". On May 4, 2001, the last reported sale price of the common stock on the Nasdaq National Market was $33.95 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   You should direct questions about the Offer or requests for assistance or additional copies of the Offer to Exchange or the Letter of Transmittal to Debra Randall at NetIQ Corporation, 3553 North First Street, San Jose, CA 95134 (telephone: (408) 856-3116).

Important

   If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions and mail, fax or hand deliver it and any other required documents to NetIQ Corporation,
Attention: Stock Services, 3553 North First Street, San Jose, CA 95134 (facsimile: (408) 856-1801).

   We are not making the Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

   THE DATE OF THIS OFFER TO EXCHANGE IS MAY 7, 2001.

   A "SUMMARY TERM SHEET" DESCRIBING THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 7, FOLLOWING THE TABLE OF CONTENTS. YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER OR NOT TO EXCHANGE YOUR OPTIONS.

                                [LOGO OF NETIQ]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 SUMMARY TERM SHEET......................................................   1

 INTRODUCTION............................................................   8

 THE OFFER...............................................................   9

  1. The Offer; Number of Options; Expiration Date......................    9

  2. Purpose of the Offer...............................................   10

  3. Procedures for Tendering Options...................................   10

  4. Withdrawal Rights..................................................   11

  5. Acceptance of Options for Exchange and Grant of New Options........   12

  6. Conditions of the Offer............................................   12

  7. Price Range of Common Stock Underlying the Options.................   14

  8. Source and Amount of Consideration; Terms of New Options...........   14

  9. Information Concerning NetIQ.......................................   24

 10. Interests of Directors and Officers; Transactions and Arrangements
      Concerning the Options............................................   27

 11. Status of Options Acquired by Us in the Offer; Accounting
      Consequences of the Offer.........................................   28

 12. Legal Matters; Regulatory Approvals................................   29

 13. Material Federal Income Tax Consequences...........................   29

 14. Extension of Offer; Termination; Amendment.........................   29

 15. Fees and Expenses..................................................   30

 16. Additional Information.............................................   30

 17. Miscellaneous......................................................   30

                              SUMMARY TERM SHEET

   The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this document and the Letter of Transmittal. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

What Securities Are We Offering to Exchange?

   We are offering to exchange all outstanding stock options granted:

  . to our current employees (other than officers as defined in Rule 16a-l(f) of the Securities Exchange Act of 1934 (the "1934 Act")) who hold options with an exercise price equal to or greater than $50.00 per share,

  . with an exercise price equal to or greater than $50.00 per share, and those options with lower exercise prices if such options were granted on or after December 7, 2000 and if required as described below,

  . under the NetIQ Corporation Amended and Restated 1995 Stock Plan, the Mission Critical Software, Inc. 1997 Stock Plan (as amended May 21,
     1999), the WebTrends Corporation 1997 Stock Incentive Compensation Plan and the WebTrends Corporation Amended and Restated 1998 Stock Incentive Compensation Plan,

for new options to be granted under those Option Plans. Options granted with an exercise price lower than $50.00 per share before December 7, 2000 may not be tendered in the Offer and are not affected by it. (Page 9)

   Additionally, if you are governed by the laws of a jurisdiction other than the United States , you may not be eligible to participate in the exchange program if the laws of such jurisdiction preclude such participation.

Why Are We Making the Offer?

   Many of our employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making the Offer in order to provide these option holders with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value. (Page 10)

How Many New Options Will I Receive in Exchange for My Tendered Options?

   We will grant you new options to purchase a number of shares of our common stock equal to the number of shares subject to the options that you validly tender and that we accept for exchange (subject to adjustment in specified circumstances). This means that for each properly tendered option that we accept for exchange, you will receive one new option, assuming that there has not been any stock split or other similar event before the grant date of the new options. Each new option will be granted under the Option Plan under which the old option was granted and will be subject to the terms and conditions of such Option Plan and a new option grant agreement that we will send to you and that you will need to sign and return to us. (Page 9)

If I Choose to Tender My Options for Exchange, Do I Have to Tender All My
Options?

   If you choose to tender an option, you must tender the full number of unexercised shares subject to the option. For example, if you hold one option to purchase 5,000 shares of our common stock at an exercise price of $57.00 per share and another option to purchase 2,000 shares of common stock at an exercise price of $62.00 per share, then you may tender none, one or both of these options, but you may not tender an option for less than the full number of shares of unexercised common stock subject to the original option. In other words, in this example, you could not tender 1,000 shares worth of your $62.00 per share option. (Page 9)

   However, if you were granted options on or after December 7, 2000 and you wish to tender any options, you will have to tender all options received on or after that date that have a lower exercise price than the option with the highest exercise price you tender, or as otherwise required under the accounting rules. In other words, if you were granted an option to purchase 3,000 shares of our common stock at an exercise price of $59.00 per share before December 7, 2000 and an option to purchase 2,000 shares of our common stock at an exercise price of $45.00 per share on or after that date then you may tender none or both options but you may not tender only one of the options. (Page 9)

Can I Tender Options That I Have Already Exercised?

   The Offer only pertains to options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an option in its entirety, then that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an exchangeable option in part, then the remaining outstanding (i.e., unexercised) portion of that option is subject to the Offer and may be tendered for exchange.

Can I Tender Unvested Options?

   Yes, you may tender any of your exchangeable options, whether or not they are vested. The new options that you receive in exchange for your tendered options will have the same vesting schedule as the options that you tendered. We will give credit toward vesting of your new options for the period between the date when we accept and cancel the old options and the date of grant of the new options. Vesting is further explained in the question on Page 4 that asks, "When will the new options vest?"

   Each new option will be granted under the Option Plan under which the old option was granted and will be subject to the terms and conditions of such Option Plan and a new option grant agreement that we will send to you and that you will need to sign and return to us. (Page 12)

When Will I Receive My New Options?

   We will grant the new options on or after the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange. For example, if we cancel tendered options on June 8, 2001, which is the first business day following the scheduled expiration date of the Offer, then the grant date of the new options will be on or after December 10, 2001. (Page 12)

Why Don't We Simply Reprice the Current Options?

   "Repricing" existing options would result in variable accounting for such options, which would require us for financial reporting purposes to record additional compensation expense each quarter for every increase in the price of our common stock relating to outstanding repriced options until the repriced options are exercised, canceled or expire. This could have negative consequences on our earnings. (Page 28)

Why Won't I Receive My New Options Immediately After the Expiration of the
Offer?

   If we were to grant the new options on any date that is any earlier than six months and one day following the date when we cancel the options accepted for exchange, this would be considered a "repricing" of existing options and result in variable accounting for such options. Variable accounting would require us for financial reporting purposes to record additional compensation expense each quarter for every increase in the price of our common stock relating to outstanding repriced options until the repriced options are exercised, canceled or expire. This could have negative consequences on our earnings. (Page 28)

Why Do I Have to Tender All Options Granted to Me on or After December 7, 2000 That Have a Lower Exercise Price Than the Option With the Highest Exercise Price I Tender if I Want to Tender Any Options?

   If we were to grant the new options to you even though you still own options that were granted to you within six months before the cancellation date of the options tendered by you and have a lower exercise price than the option tendered, this would be considered a "repricing" of existing options and result in variable accounting for such options. Variable accounting would require us for financial reporting purposes to record additional compensation expense each quarter for every increase in the price of our common stock relating to outstanding repriced options until the repriced options are exercised, canceled or expire. This could have negative consequences on our earnings. (Page 28)

If I Tender My Options in the Offer, Will I Be Eligible to Receive Other Option Grants Before I Receive My New Options?

   THE COMPANY MAY GRANT ADDITIONAL OPTIONS TO ITS EMPLOYEES DURING THE SIX MONTHS AND ONE DAY FROM THE DATE WHEN WE CANCEL TENDERED OPTIONS TO THE DATE WHEN WE GRANT THE NEW OPTIONS. IF WE ACCEPT THE OPTIONS THAT YOU TENDER IN THE OFFER, THEN YOU WILL NOT BE GRANTED ANY ADDITIONAL OPTIONS DURING THAT PERIOD. This is necessary to avoid incurring any compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. (Page 12)

Will I Receive Any New Options if I Tender My Old Options but Am Terminated Before the Expiration of the Offer?

   If you tender your options and, for any reason, you terminate your employment with us or our subsidiaries before the expiration of the Offer, then you may withdraw your tendered options before such termination. In accordance with the terms and conditions of those options, you will be able to exercise them for a specified period of time after your termination. If you do not withdraw your tender on a timely basis, or if you withdraw your tender but do not exercise your options within that time, then you will forfeit those options. (Page 9)

What Will Happen if I Am Terminated After the Expiration of the Offer but Before the New Options Are Granted?

   If you tender your options, then to receive a grant of new options in the Offer, you must remain an employee of NetIQ or one of our subsidiaries from the date when you tender your options through the date when we grant the new options. As discussed below, we will not grant the new options until on or after the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange, currently scheduled to occur on or about June 8, 2001. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF NETIQ OR ONE OF OUR SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled, terminate with or without a good reason or we terminate your employment with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

   PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF NETIQ OR ANY OF OUR SUBSIDIARIES. (Page 9)

What Will Be the Exercise Price of the New Options?

   The exercise price of the new options will be based on the fair market value of NetIQ stock at the time of the regrant in December. Specifically, in accordance with the terms of the Option Plans, the exercise price of your option will equal the highest of:

     (i) the closing selling price per share on the trading day immediately before the day of grant;

     (ii) the average of the high and low per share sales price on the day of grant; or

     (iii) the closing selling price per share on the day of grant for NetIQ stock as reported by the Nasdaq National Market. Accordingly, we cannot predict the exercise price of the new options. BECAUSE WE WILL NOT GRANT NEW OPTIONS TO A TENDERING OPTION HOLDER UNTIL THE FIRST BUSINESS DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY FOLLOWING THE DATE WHEN WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE IT IS POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS. (Page 14)

When Will the New Options Vest?

   The new options will have the same vesting schedule as the old options which are accepted in the Offer and canceled. This means that the number of new options to be vested and immediately exercisable on the date of grant will equal:

  . the number of the options tendered for exchange and accepted which were already vested in accordance with their original terms, plus

  . the number of options which would have vested in accordance with their original terms during the period between their tender and the date when the new options are granted.

   For example:

  . If you tender an option for 2,000 shares and the entire option has already vested, then your new option will be for 2,000 vested shares.

  . If you tender an option for 2,000 shares, of which 625 shares are already vested, another 125 shares will vest on July 6, 2001 and another 125 shares will vest on October 6, 2001, then your new option will be for 2,000 shares, with 875 vested shares and 1,125 unvested shares. The unvested portion of your new option will vest on the same schedule your tendered options would have vested.

What Is the Term of the New Options?

   The new options will have a term of seven years calculated as of the original grant date of the tendered options. THIS MEANS YOUR REPLACEMENT OPTION WILL HAVE A SHORTER TERM THAN YOUR TENDERED OPTION BY THREE YEARS.

If I Tender Options That Are Incentive Stock Options, Will My New Options be Incentive Stock Options?

   To the extent legally permissible, your new options will have substantially all of the same terms as your current options, except for their term and the exercise price. If your current options are incentive stock options, then your new options will be incentive stock options, subject to the per year maximum for grants of incentive stock options which will be determined based on the exercise price and exercisability terms of the new options. If your current options are non-qualified stock options, then your new options in replacement of these may be incentive stock options if permitted under law and the terms of the original grant. (Page 14)

Will I Have to Pay Taxes if I Exchange My Options in the Offer?

   If you exchange your current options for new options, then we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. However, if you are granted incentive stock options, the holding periods for favorable tax treatment will begin on the day of the grant of the new options regardless of the time you have held any incentive stock options tendered in the offer. State and local tax consequences may be different. OPTION HOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY

BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR OPTIONS IN THE OFFER. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options in the Offer. (Page 29)

Are There Any Conditions to the Offer?

   The Offer is not conditioned upon any minimum threshold number of options being tendered by eligible option holders. However, the Offer is subject to a number of other conditions with regard to events that could occur before the expiration of the Offer. These events include a change in accounting principles, a lawsuit challenging the Offer and a third-party tender offer for our common stock or an acquisition proposal for NetIQ. These and various other conditions are more fully described in Section 6 of this Offer to Exchange. (Page 12)

What Happens if a Change in Control of NetIQ Occurs During the Period After I Have Tendered My Options but Before New Options Have Been Granted?

   While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value. We cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interests of NetIQ and our stockholders. We reserve the right to terminate the Offer prior to its expiration upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our common stock or a merger acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed.

   If NetIQ or all or substantially all of its business or assets are acquired during the period between the date of our acceptance of the tendered options and the date when the new options are to be granted, then the acquiror will be obligated to honor our original intent to grant the new options. However, depending on the terms of such an acquisition, the options granted could be for an equivalent number of shares of the acquiring company (as adjusted for any exchange ratio between NetIQ's and the acquiring company's stock) and the exercise price could accordingly be determined based on the fair market value of such stock. (Page 14)

What Happens if I Choose Not to Tender My Options or if I Tender My Options but They Are Not Accepted for Exchange?

   If you choose not to tender your options or if your options are not accepted for exchange, then your options will remain outstanding and they will retain their current exercise price. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, subject to the conditions of the Offer, we will accept all properly and timely tendered options that are not validly withdrawn. (Page 12)

How Long Do I Have to Decide Whether to Tender Options in the Offer? Can the Offer Be Extended, and if So, How Will I Be Notified if it is Extended?

   You have until at least 5:00 P.M., Pacific Time, on June 7, 2001 to tender your options in the Offer. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If we extend the Offer, we will make a company-wide announcement (including our subsidiaries) of the extension no later than 9:00 A.M. Pacific Time on the next business day following the previously scheduled expiration date. If we extend the Offer, we may delay the acceptance of any options that have been tendered. (Page 10)

How Do I Tender My Options?

   If you decide to tender your options, we must receive, before the Offer expires, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal to NetIQ

Corporation, Attention: Stock Services, 3553 North First Street, San Jose, CA 95134 (facsimile: (408) 856-1801). The currently scheduled expiration date of the Offer is June 7, 2001. (Page 10)

During What Period of Time May I Withdraw Previously Tendered Options?

   You may withdraw your tendered options at any time before the Offer expires. To withdraw tendered options, you must deliver to us at the address or facsimile number listed above a Notice of Withdrawal of Tender with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the proper delivery procedures. (Page 11)

How Can I Receive a Summary of My Option Grants?

   Your personal summary of option grants will be attached with the letter from our President and Chief Executive Officer, Ching-Fa Hwang, addressing some of the principal questions that you may have regarding the Offer. The summary will be entitled "Personnel Option Status."

What Is the Board of Directors' Opinion on the Offer?

   Although our Board of Directors has approved the Offer, neither NetIQ nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether or not to tender your options for exchange. For questions regarding tax implications or other investment-related questions, you should talk to your own legal, investment and/or tax advisors. (Page 10)

Why Am I Receiving So Many Documents in Connection With This Offer? Do I Have to Review Everything?

   We are required to provide you with these documents to satisfy our legal obligations and the disclosure requirements of the Securities and Exchange Commission. While the documents may be lengthy, for your benefit as well as for our own, we recommend that you read this entire document and the related Letter of Transmittal carefully before deciding whether or not to exchange your options.

             WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact:

                               NetIQ Corporation

     Stock Services, San Jose, CA:
     Debra Randall                     Sarah Tyree
     Telephone: 408-856-3116           Telephone: 408-856-3110
     Email: debra.randall@netiq.com    Email: sarah.tyree@netiq.com

     Vivian Navarro                    Liz Maciel
     Telephone: 408-856-3194           Telephone: 408-856-3155
     Email: vivian.navarro@netiq.com   Email: liz.maciel@netiq.com

     Stock Services, Portland, OR:
     Rebecca Basile
     Telephone: 503-294-7025 x2318
     Email: rbasile@webtrends.com

     Human Resources, Raleigh, NC:
     Colleen Higgins
     Telephone: 919-337-0230
     Email: colleen.higgins@netiq.com

     Human Resources, Houston, TX:
     Ed Taylor
     Telephone: 713-548-1787
     Email: ed.taylor@netiq.com

                                 INTRODUCTION

   NetIQ Corporation ("NetIQ") is offering to exchange all outstanding options to purchase shares of our common stock granted:

  . to our current employees (other than officers as defined in Rule 16a-l(f) of the 1934 Act) who hold options with an exercise price equal to or greater than $50.00 per share,

  . with an exercise price equal to or greater than $50.00 per share, and those options with lower exercise prices if such options were granted on or after December 7, 2000 and if required as described below,

  . under the NetIQ Corporation Amended and Restated 1995 Stock Plan (as amended and restated May 19, 1999), the Mission Critical Software, Inc. 1997 Stock Plan (as amended May 21, 1999), the WebTrends Corporation 1997 Stock Incentive Compensation Plan and the WebTrends Amended and Restated 1998 Stock Incentive Compensation Plan (the "Option Plans"),

for new options that we will grant under the respective Option Plan. Options granted with an exercise price lower than $50.00 per share before December 7, 2000 may not be tendered in the Offer and are not affected by it. Additionally, if you are governed by the laws of a jurisdiction other than the United States, you may not be eligible to participate in the exchange program if the laws of such jurisdiction preclude such participation.

   We are making the Offer upon the terms and subject to the conditions set forth in this Offer to Exchange (the "Offer to Exchange") and in the related Letter of Transmittal (the "Letter of Transmittal", which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the "Offer"). If you tender options for exchange, we will grant you, subject to the terms and conditions of the offer, new options under the relevant Option Plan(s) and a new option award document. All tendered options accepted by us pursuant to the Offer and not validly withdrawn will be canceled and terminated.

   If you wish to tender your options in the Offer, you must tender an option for all of the unexercised shares of common stock subject to the original option. You will not be required to tender all of your exchangeable options to participate in the Offer. HOWEVER, IF YOU WERE GRANTED OPTIONS ON OR AFTER DECEMBER 7, 2000 AND YOU WISH TO TENDER ANY OPTIONS, YOU WILL HAVE TO TENDER ALL OPTIONS RECEIVED ON OR AFTER DECEMBER 7, 2000 THAT HAVE A LOWER EXERCISE PRICE THAN THE OPTION WITH THE HIGHEST EXERCISE PRICE YOU TENDER OR AS OTHERWISE REQUIRED UNDER THE ACCOUNTING RULES.

   The Offer is not conditioned upon any minimum threshold number of options being tendered by eligible option holders. The Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

   As of May 4, 2001, options exchangeable under the offer to purchase 2,736,229 shares of our common stock with an exercise price equal to or greater than $50.00 per share were granted and outstanding under the Option Plans.

                                   THE OFFER

1. The Offer; Number of Options; Expiration Date

   Upon the terms and subject to the conditions of the Offer, we will exchange for new options to purchase our common stock under the Option Plans all outstanding options that have been granted:

  . to our current employees (other than officers as defined in Rule 16a-l(f) of the 1934 Act) who hold options with an exercise price equal to or greater than $50.00 per share and

  . with an exercise price equal to or greater than $50.00 per share, and those options with lower exercise prices if such options were granted on or after December 7, 2000 and if required as described below,

  .  under the Option Plans.

You may not tender any options granted to you with an exercise price of less than $50.00 before December 7, 2000, and these options are not affected by the Offer. You may also not tender any options if you are not currently an employee of NetIQ or its subsidiaries. Additionally, if you are governed by the laws of a jurisdiction other than the United States, you may not be eligible to participate in the exchange program if the laws of such jurisdiction preclude such participation.

   To participate in the Offer, an option holder's options must be properly tendered and cannot be validly withdrawn before the Expiration Date (as defined below in Section 3 of this Offer to Exchange). We will not accept from any option holder a tender for a portion of the shares of common stock subject to any single option grant. Therefore, you must tender an option for all of the unexercised shares of common stock subject to the option grant to participate in the Offer. We will not accept from any option holder who has been granted options on or after December 7, 2000 a tender for any options if such tender does not include all options granted on or after that date that have a lower exercise price than the option with the highest exercise price you tender or as otherwise required under the accounting rules.

   If your options are properly tendered and accepted for exchange, then unless we terminate the Offer before it expires pursuant to its terms and conditions, you will be entitled to receive, subject to the terms and conditions of the Offer, on or after the first business day that is at least six months and one day following the date when we cancel the options, new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you tendered (subject to adjustments for any stock splits, stock dividends and similar events that occur before the grant date of the new options).

   If you tender your options and, for any reason, you terminate your employment with us and our subsidiaries before the expiration of the Offer, then you may withdraw your tendered options before such termination. In accordance with the terms and conditions of those options, you will be able to exercise them for a specified period of time after your termination. If you do not withdraw your tender on a timely basis, or you withdraw your tender but do not exercise your options within that time, then you will forfeit those options.

   IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF NETIQ OR ONE OF OUR SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled, terminate with or without a good reason or we terminate your employment with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled. PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF NETIQ OR ANY OF OUR SUBSIDIARIES.

   If NetIQ or all or substantially all of its business or assets are acquired during the period between the date of our acceptance of the tendered options and the date when the new options are to be granted (the "waiting period"), then the acquiror is obligated to honor NetIQ's original intent to grant the new options. However, depending on the terms of such an acquisition the options granted could be for an equivalent number of shares of the acquiring company (as adjusted for any exchange ratio between NetIQ's and the acquiring company's stock) and the exercise price could accordingly be determined based on the fair market value of such stock.

2. Purpose of the Offer

   We have granted options under the Option Plans to further the growth and development of NetIQ by providing, through ownership of our common stock, an incentive to employees, directors and consultants to increase their interest in NetIQ's welfare, to encourage them to continue their services to NetIQ and its subsidiaries and to attract individuals of outstanding ability to enter the employment or service of NetIQ or its subsidiaries.

   Many of our employees' outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are making the Offer in order to provide our option holders who are currently providing services to us with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value.

   Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

  . any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  . any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

  . any material change in our present dividend rate or policy, or our indebtedness or capitalization;

  .  any other material change in our corporate structure or business;

  . our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

  . our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

  . the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

  . the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities.

   NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE RELATED LETTER OF TRANSMITTAL AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR OPTIONS FOR EXCHANGE.

3. Procedures for Tendering Options

   Proper Tender of Options. To validly tender your exchangeable options pursuant to the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, duly execute and deliver to us the Letter of Transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at NetIQ Corporation, 3553 North First Street, San Jose, CA 95134, Attention: Stock Services, (facsimile: (408) 856-1801), before the Expiration Date.

   The term "Expiration Date" means 5:00 P.M., Pacific Time, on June 7, 2001, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" refers to the latest time and date when the Offer, as so extended, expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate or amend the Offer.

   THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING YOUR LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

   Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any tender of options. Our determination of these matters will be final and binding on all interested persons, including you. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

   Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of your options tendered by you for exchange pursuant to the Offer will constitute a binding agreement between NetIQ and you, upon the terms and subject to the conditions of the Offer.

   Subject to NetIQ's rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept as reasonably practicable following the Expiration Date all properly tendered options that have not been validly withdrawn.

4. Withdrawal Rights

   You may only withdraw your tendered options in accordance with the provisions of this Section 4.

   You may withdraw your tendered options at any time before the Expiration
Date.

   To validly withdraw tendered options, an option holder must deliver to us at the address set forth in Section 3 of this Offer to Exchange a Notice of Withdrawal of Tender (the "Notice of Withdrawal"), or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The Notice of Withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the number of shares subject to the tendered options to be withdrawn and the exercise price. Because we are not accepting a portion of shares subject to any single option grant, you must withdraw the option for the full number of shares of common stock subject to it. The Notice of Withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option award document(s) evidencing such options.

   You may not rescind any withdrawal. Any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 3 of this Offer to Exchange.

   We will determine, in our sole discretion, all questions as to the validity (including time of receipt) and form of Notices of Withdrawal. Our determination of these matters will be final and binding on all interested persons, including you. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice.

5. Acceptance of Options for Exchange and Grant of New Options

   Upon the terms and subject to the conditions of the Offer and as reasonably practicable following the Expiration Date, we will accept for exchange and will cancel options properly tendered and not validly withdrawn before the Expiration Date. If your properly tendered options are accepted for exchange and canceled on June 8, 2001, which is the first business day following the scheduled Expiration Date, then you will be granted new options on or after December 10, 2001, which is the first business day that is at least six months and one day following the date when we accept options for exchange.

   If we accept the options that you tender in the Offer, then you will not be granted any additional options during the six months and one day from the date when we cancel your tendered options to the date when we grant your new options. This is necessary to avoid incurring any compensation expense against NetIQ's earnings because of accounting rules that could apply to interim option grants as a result of the Offer.

   For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by company-wide (including subsidiaries) mail or press release. Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept as reasonably practicable following the Expiration Date all properly tendered options that are not validly withdrawn.

   As soon as reasonably practicable after we accept tendered options, we will send each tendering option holder a notice indicating the number of shares subject to the options that have been accepted for exchange and which have been canceled, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6. Conditions of the Offer

   Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and, cancellation of any options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after the commencement date of the Offer and before the Expiration Date:

  . any of the following events has occurred, or has been determined by us to have occurred, and

  . in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such event(s) makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

   (a) there shall have been any action or proceeding threatened (pending or taken) or approval withheld, or any statute, rule, regulation, judgment, order or injunction as threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or NetIQ or any of our subsidiaries, by any court or any agency, authority or tribunal that, in our reasonable judgment, would or might directly or indirectly:

     (1) make the acceptance for exchange of, or grant of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

     (2) delay or restrict our ability, or render us unable, to accept for exchange, or grant new options for, some or all of the tendered options;

     (3) materially impair the contemplated benefits of the Offer to us; or

     (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of NetIQ or any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

   (b) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles which could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

   (c) there is:

     (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

     (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     (3) the decline of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 7, 2001; or

     (4) the price of our common stock declines to below $20.00 per share after the close of business on May 7, 2001;

   (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

   (e) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of NetIQ or any of our subsidiaries that, in our reasonable judgment, is or may be material to NetIQ or any of our subsidiaries or materially impairs or may materially impair the contemplated benefits of the Offer to us.

   The conditions to the Offer are for NetIQ's benefit. Before the Expiration Date, we may assert them in our sole discretion, regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time before the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer. Our failure or omission at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all interested persons, including you.

7. Price Range of Common Stock Underlying the Options

   Our common stock is traded on the Nasdaq National Market under the symbol "NTIQ". Our common stock began trading on the Nasdaq National Market on July 30, 1999. The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock.

                                                                 High     Low
                                                                ------- -------
   1999
     Third Quarter (beginning on July 30, 1999)................ $33.750 $14.938
     Fourth Quarter............................................  59.000  23.500

   2000
     First Quarter............................................. $78.000 $51.000
     Second Quarter............................................  61.500  31.563
     Third Quarter.............................................  67.938  42.000
     Fourth Quarter............................................ 109.375  46.375

   2001
     First Quarter............................................. $81.125 $18.625
     Second Quarter (through May 4, 2001)......................  36.010  14.750

   As of May 4, 2001 the last reported closing sale price of our common stock, as reported by the Nasdaq National Market, was $33.95 per share, and there were 53,126,754 shares outstanding.

   WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

8. Source and Amount of Consideration; Terms of New Options

   Consideration. We will grant new options to purchase common stock under the Option Plans in exchange for outstanding options validly tendered and accepted for exchange. We will grant the new options on or after the first business day that is at least six months and one day following the date when we cancel the options accepted for exchange. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange (subject to adjustments for any stock splits, stock dividends and similar events that occur before the grant date of the new options).

   If we receive and accept tenders of all outstanding exchangeable options with an exercise price equal to or higher than $50.00 per share, then we will grant new options to purchase a total of approximately 2,736,229 shares of our common stock for those options, and the common stock issuable upon exercise of these new options will equal approximately 5.2% of the total shares of our common stock outstanding as of May 4, 2001. In addition, options that have been issued within the last six months and must be tendered to participate in the Offer according to its terms will be exchanged for new options.

   Terms of New Options. Any new option will be granted under the same Option Plan covering the Option as that which it is replacing, and subject to the terms and conditions of such Option Plan and a new option grant agreement that you will sign and return to us. Except with respect to the exercise price, the term and as otherwise specified in the Offer, we expect that to the extent legally permissible the terms and conditions of the new options will be substantially the same as the terms and conditions of the options tendered for exchange. If your old options were "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), then your new options will also be incentive stock options subject to the per year maximum for grants of incentive stock options which will be determined based on the exercise price and exercisability terms of the new options. If your current options are non-qualified stock options, then your new options in replacement of these may be incentive stock options if permitted under law and the terms of the original grant. The term of the new options will be seven years calculated as of the original grant date of the tendered options.

   As soon as reasonably practical after the new options are granted, we will deliver a new option grant agreement to each tendering option holder whose tendered options were accepted for exchange and canceled. Each such option holder will need to sign and return that option grant agreement to us.

   The following description summarizes the material terms and conditions of the Option Plans and the options granted under them:

 NetIQ Corporation Amended and Restated 1995 Stock Plan (the "1995 Plan")

   General. The 1995 Plan was established to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to our employees, directors and consultants and to promote the success of the Company's business. The number of shares of common stock that may be granted under the 1995 Plan is currently 2,281,441, less the aggregate number of shares which are issued or become outstanding under the 1995 Plan. This number increases by the lesser of (i) 2,600,000 shares, (ii) 5% of the outstanding shares, or (iii) an amount determined by the Board of Directors on the first day of the Company's fiscal year. The number of shares available under the 1995 Plan is also subject to adjustment in the event of certain changes in the capitalization of the company. Such adjustments may be made by the board of directors. Shares available under the 1995 Plan may be drawn from authorized but unissued or from reacquired shares of common stock.

   Administration. The 1995 Plan is administered by the Board of Directors or one or more committees of the Board of Directors (the "Administrator"). The Administrator has, among other powers, the power to construe and interpret the terms of the 1995 Plan and awards granted pursuant to the 1995 Plan, to prescribe, amend and rescind rules and regulations relating to the 1995 Plan and to make all other determinations deemed necessary or advisable for administering the 1995 Plan. Decisions, determinations and interpretations of the Administrator are final and binding on all option holders.

   Term. The term of each option is fixed by the Administrator. It may not exceed ten years for incentive stock options (or five years in the case of an incentive stock option granted to a holder of more than 10% of the voting stock of NetIQ). The new options to be granted pursuant to the Offer will have a term of seven years from the original grant date of the tendered options.

   Exercise Price. The exercise price per share of any options granted under the 1995 Plan is determined by the Administrator. In the case of incentive stock options and in the case of nonstatutory stock options intended to qualify as performance based compensation, the exercise price may be no less than 100% of the closing selling price per share for NetIQ stock as reported by the Nasdaq National Market on the trading day immediately before the day of grant as determined in accordance with the 1995 Plan (or 110% thereof in the case of an incentive stock option of a holder of more than 10% of the voting stock of NetIQ).

   The exercise price of the new options granted in the Offer will be based on the fair market value of NetIQ stock at the time of the regrant. Specifically, in accordance with the terms of the Option Plans, the exercise price of your new option will equal the highest of:

     (i) the closing selling price per share on the trading day immediately before the day of grant;

     (ii) the average of the high and low per share sales price on the day of grant; or

     (iii) the closing selling price per share on the day of grant for NetIQ stock as reported by the Nasdaq National Market.

   Vesting. The Administrator determines the period within which each option may be exercised and any conditions which must be satisfied before the option may be exercised. The new options to be granted pursuant to the Offer will have the same vesting schedule as the old options which are accepted in the Offer and canceled.

   Method of Exercising Options. Once vested, you will be able to exercise your new options, in whole or in part, by providing notice of exercise in accordance with the option agreement and paying the exercise price for each share of our common stock to be purchased under the option. Payment of the exercise price may be made, as determined by the Administrator:

  .  in cash or by check or promissory note;

  . other shares of our common stock which (a) in case of shares acquired upon exercise of an option, have been owned by you for more than six months on the date of surrender, and (b) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option is exercised;

  . consideration received by us under a cashless exercise program implemented by us in connection with the 1995 Plan;

  . a reduction in the amount of any NetIQ liability to you, including any liability attributable to your participation in any NetIQ-sponsored deferred compensation program or arrangement;

  .  any combination of the foregoing methods of payment; or

  . such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

   Prohibition Against Transfer. Options granted under the 1995 Plan may not be sold, pledged, assigned, hypotheticated, transferred or disposed of other than by will or by the laws of descent or distribution unless otherwise determined by the Administrator. During your lifetime, only you may exercise options granted to you.

 Termination of Employment or Other Service.

   IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF NETIQ OR ONE OF OUR SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS.

   This means that if you die, become disabled, terminate with or without good reason or we terminate your employment with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

   If your employment or other service with NetIQ and its subsidiaries is terminated after the grant of new options, then unless otherwise provided:

  . if termination of employment or service is because of disability or death, then options or portions of options that are exercisable will be exercisable for a twelve-month period following such event, provided that no such option will be exercisable following the expiration of its term;

  . if termination of employment or service is involuntary and within twelve months of the occurrence of a change in control transaction, and such termination is not for cause, then your options will immediately vest and be exercisable; and

  . if termination of employment or service is without cause and not for any of the reasons set forth above, then each option that is exercisable shall be exercisable for a three-month period following such termination unless otherwise provided for in the option agreement.

   Effect of Change in Control. While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value. We cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interest of NetIQ and our stockholders. We have the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in our best interest and our stockholders' best interest. This could include terminating the Offer.

   If NetIQ or all or substantially all of its business or assets are acquired during the waiting period, then the acquiror is obligated to honor our original intent to grant the new options. However, depending on the terms of such an acquisition, the options granted could be for an equivalent number of stock of the acquiring company (as adjusted for any exchange ratio between NetIQ's and the acquiring company's stock) and the exercise price could accordingly be determined based on the fair market value of such stock.

   If a change in control transaction occurs after the grant of new options and if your employment or service is involuntarily terminated within twelve months after the occurrence of the transaction because of the change in control and not for cause, then your options will immediately vest and become fully exercisable.

   Amendment. Our Board of Directors may amend, alter, suspend or terminate the 1995 Plan at any time, but it will seek stockholder approval of any amendment to the extent necessary and desirable to comply with applicable laws. No amendment, alteration, suspension or termination may impair your rights without your consent.

 Mission Critical Software, Inc. 1997 Stock Plan (as amended May 21, 1999) (the "Mission Critical Plan")

   As a result of our acquisition of Mission Critical Software, Inc. ("Mission Critical") in 2000, we assumed the outstanding options granted by Mission Critical under the Mission Critical Plan.

   General. The number of shares of common stock subject to outstanding options under the Mission Critical Plan is currently 2,264,431 (taking into account the exchange ratio at the time of the transaction). The number of shares underlying outstanding options under the Mission Critical Plan is subject to adjustment in the event of certain changes in the capitalization of NetIQ. Such adjustments may be made by the board of directors.

   Administration. The Mission Critical Plan is administered by the Board of Directors or one or more committees of the Board of Directors (the "Administrator"). The Administrator has, among other powers, the power to construe and interpret the terms of the Mission Critical Plan and awards granted pursuant to the Mission Critical Plan, to prescribe, amend and rescind rules and regulations relating to the Mission Critical Plan and to make all other determinations deemed necessary or advisable for administering the Mission Critical Plan. Decisions, determinations and interpretations of the Administrator are final and binding on all option holders.

   Term. The term of each option is fixed by the Administrator. It may not exceed ten years (or five years in the case of an incentive stock option granted to a holder of more than 10% of the voting stock of NetIQ). The new options to be granted pursuant to the Offer will have a term of seven years from the grant date of the tendered options.

   Exercise Price. The exercise price per share of any options granted under the Mission Critical Plan is determined by the Administrator. It may be no less than 100% of the closing selling price per share for NetIQ stock as reported by the Nasdaq National Market on the trading day immediately before the day of grant as determined in accordance with the Mission Critical Plan (or 110% thereof in the case of an option of a holder of more than 10% of the voting stock of NetIQ).

   The exercise price of the new options will be based on the fair market value of NetIQ stock at the time of the regrant. Specifically, in accordance with the terms of the Option Plans, the exercise price of your new option will equal the highest of:

     (i) the closing selling price per share on the trading day immediately before the day of grant;

     (ii) the average of the high and low per share sales price on the day of grant; and

     (iii) the closing selling price per share on the day of grant for NetIQ stock as reported by the Nasdaq National Market.

   Vesting. The Administrator determines the period within which each option may be exercised and any conditions which must be satisfied before the option may be exercised. The new options to be granted pursuant to the Offer will have the same vesting schedule as the old options which are accepted in the Offer and canceled.

   Method of Exercising Options. Once vested, you will be able to exercise your new options, in whole or in part, by providing notice of exercise in accordance with the option agreement and paying the exercise price for each share of our common stock to be purchased under the option. Payment of the exercise price may be made, as determined by the Administrator:

  .  in cash or by check or promissory note;

  . other shares of our common stock which (a) in case of shares acquired upon exercise of an option, have been owned by you for more than six months on the date of surrender, and (b) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option is exercised;

  . consideration received by us under a cashless exercise program implemented by us in connection with the Mission Critical Plan;

  . delivery of an exercise notice with the documentation required to effect an exercise of the option and delivery of the sale or loan proceeds to pay the exercise price;

  .  any combination of the foregoing methods of payment; or

  . such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

   Prohibition Against Transfer. Options granted under the Mission Critical Plan may not be sold, pledged, assigned, hypotheticated, transferred or disposed of other than by will or by the laws of descent or distribution unless otherwise determined by the Administrator. During your lifetime, only you may exercise options granted to you.

   Termination of Employment or Other Service. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF NETIQ OR ONE OF OUR SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled, terminate with or without good reason or we terminate your employment with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

   If your employment or other service with NetIQ and its subsidiaries is terminated after the grant of new options, then unless otherwise provided:

  . if termination of employment or service is involuntary and within twelve months of the occurrence of a change in control transaction, and such termination is not for cause, then your options will immediately vest and be exercisable; and

  . if termination of employment or service is without cause and not for any of the reasons set forth above, then each option that is exercisable shall be exercisable for a three-month period following such termination unless otherwise provided for in the option agreement.

   Effect of Change in Control. While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value and we cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interest of NetIQ and our stockholders. We have the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in our best interest and our stockholders' best interest. This could include terminating the Offer.

   If NetIQ or all or substantially all of its business or assets are acquired during the waiting period, then the acquiror is obligated to honor our original intent to grant the new options. However, depending on the terms of such an acquisition the options granted could be for an equivalent number of stock of the acquiring company (as adjusted for any exchange ratio between NetIQ's and the acquiring company's stock) and the exercise price could accordingly be determined based on the fair market value of such stock on the date of the grant.

   Amendment. Our Board of Directors may amend, alter, suspend or terminate the Mission Critical Plan at any time, but it will seek stockholder approval of any amendment to the extent necessary and desirable to comply with applicable laws. No amendment, alteration, suspension or termination may impair your rights without your consent.

 WebTrends Corporation 1997 Stock Incentive Compensation Plan (the "WebTrends 1997 Plan")

   As a result of our acquisition of WebTrends Corporation ("WebTrends") in 2001, we assumed the outstanding options granted by WebTrends under the WebTrends 1997 Plan.

   General. The number of shares of common stock subject to outstanding options under the WebTrends 1997 Plan is currently 350,817 (taking into account the exchange ratio at the time of the transaction). The number of shares available under the WebTrends 1997 Plan is subject to adjustment in the event of a corporate event that affects common stock of NetIQ. Such adjustments may be made by the Plan Administrator (as defined below).

   Administration. The WebTrends 1997 Plan is administered by the Board of Directors or one or more committees of the Board of Directors (the "Plan Administrator"). The Plan Administrator has, among other powers, the power to interpret the WebTrends 1997 Plan, to adopt and change rules and regulations for administering the WebTrends 1997 Plan and to perform other acts relating to the WebTrends 1997 Plan, including the delegation of administrative duties. Decisions of the Administrator are final and binding on all parties.

   Term. The term of each option is fixed by the Plan Administrator. The term of incentive stock options may not exceed ten years (or five years in the case of an option granted to a holder of more than 10% of the voting stock of NetIQ). The new options to be granted pursuant to the Offer will have a term of seven years determined from the grant date of the tendered options.

   Exercise Price. The exercise price per share of any options granted under the WebTrends 1997 Plan is determined by the Administrator. In the case of incentive stock options the exercise price may be no less than 100%, in the case of nonqualified options no less than 85%, of the closing selling price per share on the day of grant as determined in accordance with the WebTrends 1997 Plan (or 110% thereof in the case of an incentive stock option of a holder of more than 10% of the voting stock of NetIQ).

   The exercise price of the new options will be based on the fair market value of NetIQ stock at the time of the regrant. Specifically, in accordance with the terms of the Option Plans, the exercise price of your new option will equal the highest of:

     (i) the closing selling price per share on the trading day immediately before the day of grant;

     (ii) the average of the high and low per share sales price on the day of grant; and

     (iii) the closing selling price per share on the day of grant for NetIQ stock as reported by the Nasdaq National Market.

   Vesting. Unless otherwise determined by the Plan Administrator 25% of each option become exercisable one year from the date of grant and an additional 25% each of the following three years. The new options to be granted pursuant to the Offer will have the same vesting schedule as the old options which are accepted in the Offer and canceled.

   Method of Exercising Options. Once vested, you will be able to exercise your new options, in whole or in part, by providing notice of exercise in accordance with the method prescribed by the Plan Administrator and paying the exercise price for each share of our common stock to be purchased under the option. Payment of the exercise price may be made as determined by the Plan
Administrator:

  .  in cash, by check or by promissory note;

  . other shares of our common stock which (a) have been owned by you for at least six months on the date of surrender, and (b) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option is exercised;

  . a proper exercise notice for cashless exercise as specified in the WebTrends 1997 Plan;

  .  such other consideration as the Plan Administrator may permit; or

  .  combinations of the foregoing methods of payment.

   Prohibition Against Transfer. Options granted under the WebTrends 1997 Plan may not be assigned, pledged or transferred other than by will or by the laws of descent or distribution unless otherwise determined by the Administrator. During your lifetime, only you may exercise options granted to you.

   Termination of Employment or Other Service. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF NETIQ OR ONE OF OUR SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled, terminate with or without good reason or we terminate your employment with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

   If your employment or other service with NetIQ and its subsidiaries is terminated after the grant of new options, then unless otherwise provided:

  . if termination of employment or service is because of retirement, early retirement at NetIQ's request, disability or death, then options or portions of options that are exercisable will be exercisable for a one-year period following such event, provided that no such option will be exercisable following the expiration of its term; and

  . if termination of employment or service is not for any of the reasons set forth above, then each option that is exercisable shall be exercisable for a thirty-day period following such termination.

   Effect of Change in Control. While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value and we cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interest of NetIQ and our stockholders. We have the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in our best interest and our stockholders' best interest. This could include terminating the Offer.

   If NetIQ or all or substantially all of its business or assets are acquired during the waiting period, then the acquiror is obligated to honor our original intent to grant the new options. However, depending on the terms of such an acquisition the options granted could be for an equivalent number of stock of the acquiring company (as adjusted for any exchange ratio between NetIQ's and the acquiring Company's stock) and the exercise price could accordingly be determined based on the fair market value of such stock.

   Amendment. Our Board of Directors may amend, suspend or terminate the WebTrends 1997 Plan or any portion at any time. To the extent required by law it will seek stockholder approval for any amendment that will increase the total number of shares available under the WebTrends 1997 plan or will modify the class of persons eligible to receive options and if otherwise required under any applicable law or regulation. No amendment or termination may impair or diminish your rights without your consent.

 WebTrends Corporation Amended and Restated 1998 Stock Incentive Compensation Plan (the "WebTrends 1998 Plan")

   As a result of our acquisition of WebTrends Corporation ("WebTrends") in 2001, we assumed the outstanding options granted by WebTrends under the WebTrends 1998 Plan.

   General. The number of shares of common stock subject to outstanding options under the WebTrends 1998 Plan is currently 2,630,405 (taking into account the exchange ratio at the time of the transaction). The number of shares available under the WebTrends 1998 Plan is subject to adjustment in the event of a corporate event that affects common stock of NetIQ. Such adjustments may be made by the Plan Administrator (as defined below).

   Administration. The WebTrends 1998 Plan is administered by the Board of Directors and/or one or more committees of the Board of Directors (the "Plan Administrator"). The Plan Administrator has, among other powers, the power to interpret any provision of the WebTrends 1998 Plan, to adopt and change rules and regulations for administering the WebTrends 1998 Plan and to perform other acts relating to the WebTrends 1998 Plan, including the delegation of administrative duties. Decisions of the Administrator are final and binding on all parties.

   Term. The term of each option is fixed by the Plan Administrator. The term of incentive stock options may not exceed ten years (or five years in the case of an option granted to a holder of more than 10% of the voting stock of NetIQ). The new options to be granted pursuant to the Offer will have a term of seven years determined from the grant date of the tendered options.

   Exercise Price. The exercise price per share of any options granted under the WebTrends 1998 Plan is determined by the Administrator. In the case of incentive stock options the exercise price may be no less than 100%, in the case of nonqualified options no less than 85%, of the average of the high and low per share sales price on the day of grant as determined in accordance with the WebTrends 1998 Plan (or 110% thereof in the case of an incentive stock option of a holder of more than 10% of the voting stock of NetIQ).

   The exercise price of the new options will be based on the fair market value of NetIQ stock at the time of the regrant. Specifically, in accordance with the terms of the Option Plans, the exercise price of your new option will equal the highest of:

     (i) the closing selling price per share on the trading day immediately before the day of grant;

     (ii) the average of the high and low per share sales price on the day of grant; and

     (iii) the closing selling price per share on the day of grant for NetIQ stock as reported by the Nasdaq National Market.

   Vesting. Unless otherwise determined by the Plan Administrator 25% of each option may be exercised one year from the date of grant. Every month thereafter another 1/48th, and after four years 100% thereof becomes exercisable. The new options to be granted pursuant to the Offer will have the same vesting schedule as the old options which are accepted in the Offer and canceled.

   Method of Exercising Options. Once vested, you will be able to exercise your new options, in whole or in part, by providing notice of exercise in accordance with the method prescribed by the Plan Administrator and paying the exercise price for each share of our common stock to be purchased under the option. Payment of the exercise price may be made as determined by the Plan
Administrator:

  .  in cash or by check;

  . other shares of our common stock which (a) have been owned by you for at least six months on the date of surrender, and (b) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which the option is exercised;

  . a proper exercise notice for cashless exercise as specified in the WebTrends 1998 Plan;

  .  such other consideration as the Plan Administrator may permit; or

  .  any combination of the foregoing methods of payment.

   Prohibition Against Transfer. Options granted under the WebTrends 1998 Plan may not be assigned, pledged or transferred other than by will or by the laws of descent or distribution unless otherwise determined by the Administrator. During your lifetime, only you may exercise options granted to you.

   Termination of Employment or Other Service. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF NETIQ OR ONE OF OUR SUBSIDIARIES FROM THE DATE WHEN YOU TENDER YOUR OPTIONS THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled, terminate with or without good reason or we terminate your employment with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

   If your employment or other service with NetIQ and its subsidiaries is terminated after the grant of new options, then unless otherwise provided:

  . if termination of employment or service is because of retirement, disability or death, then options or portions of options that are exercisable will be exercisable for a one-year period following such event, provided that no such option will be exercisable following the expiration of its term; and

  . if termination of employment or service is without cause and not for any of the reasons set forth above, then each option that is exercisable shall be exercisable for a three-month period following such termination.

   Effect of Change in Control. While we are not currently negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value and we cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interest of NetIQ and our stockholders. We have the right to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in our best interest and our stockholders' best interest. This could include terminating the Offer.

   If NetIQ or all or substantially all of its business or assets are acquired during the waiting period, then the acquiror is obligated to honor our original intent to grant the new options. However, depending on the terms of such an acquisition the options granted could be for an equivalent number of stock of the acquiring company (as adjusted for any exchange ratio between NetIQ's and the acquiring Company's stock) and the exercise price could accordingly be determined based on the fair market value of such stock.

   Amendment. Our Board of Directors may amend, suspend or terminate the WebTrends 1998 Plan or any portion at any time, but it will seek stockholder approval if such approval is necessary to comply with any tax or regulatory requirement with which the Board of Directors deems it necessary or desirable to comply. No amendment or termination may impair your rights without your consent.

 U.S. Federal Income Tax Consequences of Non-Qualified Stock and Incentive Stock Options

   The U.S. federal income tax consequences of non-qualified stock options and incentive stock options are the same, regardless of which Option Plan an option has been granted under.

   Non-Qualified Options. No taxable income will be recognized by the holder of an option upon the grant of a non-qualified stock option. Upon the exercise of the option, the excess of the fair market value of the shares at the time of such exercise over the exercise price will be treated as compensation. Any amounts treated as compensation (i) will be taxable as ordinary income to the option holder and (ii) generally will be allowed as an income tax deduction to NetIQ. The option holder's tax basis for shares acquired upon exercise of the option will be increased by any amounts so treated as compensation.

   Any gain or loss realized by an option holder on the subsequent sale of shares acquired upon the exercise of a non-qualified stock option will be short-term or long-term capital gain depending on the period the shares were held.

   Incentive Stock Options. In general, no taxable income will be recognized by the holder of an option upon the grant or exercise of an incentive stock option. The option holder's tax basis in the shares received on the exercise of such an option will be equal to the option price paid by the option holder for such shares.

   If the stock received upon the exercise of an incentive stock option is held more than one year after the date of transfer of such shares to the option holder and more than two years from the date of grant of the option, any gain or loss recognized by the option holder on the subsequent sale of the stock will be a long-term capital gain or loss, as the case may be. If the shares received upon the exercise of an incentive stock option are disposed of prior to the end of such holding periods, an amount equal to the excess (if any) of (a) the lesser of the disposition price or the fair market value of such shares on the date of exercise of the incentive stock option, over (b) the option holder's tax basis in such shares will be treated as ordinary income, and any further gain will be a short-term or long-term capital gain depending upon the period the shares were held. Any loss on the disposition of such shares will be a short-term or long-term capital loss depending upon the period the shares were held. FOR FEDERAL INCOME TAX THE GRANT DATE OF INCENTIVE STOCK OPTION WILL BE THE DATE OF GRANT OF THE NEW OPTIONS REGARDLESS OF THE TIME ANY INCENTIVE STOCK OPTIONS TENDERED IN THE OFFER HAVE BEEN HELD.

   In addition to the federal income tax consequences described above, an option holder holding an incentive stock option may be subject to the alternative minimum tax. In general, upon the exercise of any incentive stock option, an amount equal to the excess of the fair market value of the shares acquired on the exercise date over the exercise price will be treated as an item of adjustment for purposes of the alternative minimum tax. If, however, the shares are disposed of in the same taxable year in which the exercise occurs, then the maximum amount that will be treated as an item of adjustment will be an amount equal to the excess of the amount received upon such disposition over the exercise price.

   The preceding discussion is based upon current provisions of the Code, which could change. This summary does not cover any state or local tax consequences.

   Tax Laws in Other Countries Differ from Those in the United States. In certain countries, options under the Option Plans may be taxable at the time when the options are granted or when the options vest. In certain jurisdictions, options may also be taxable when they are exercised, and the sale of the underlying shares may be subject to various taxes.

   Our statements in the Offer concerning the Option Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Option Plans. The Option Plans were filed with the SEC as follows:

  . NetIQ Corporation Amended and Restated 1995 Stock Plan: Filed as Exhibit 10.3A to our Form S-1/A (Registration No. 333-79373) on July 27, 1999;

  .  Mission Critical Software, Inc. 1997 Stock Plan (as amended May 21,
     1999): Filed as Exhibit 4.1(a) to our Form S-8 (Registration No. 333-37076) on July 27, 2000;

  .  WebTrends Corporation 1997 Stock Incentive Compensation Plan: Filed as
     Exhibit 4.1(a) to our Form S-8 (Registration No. 333-59034) on April 16, 2001;

  . WebTrends Corporation Amended and Restated 1998 Stock Incentive Compensation Plan: Filed as Exhibit 4.1(b) to our Form S-8 (Registration No. 333-59034) on April 16, 2001.

See Section 16 of this Offer to Exchange for a discussion of how to obtain copies of the Option Plans.

9. Information Concerning NetIQ

 General:

   NetIQ Corporation is a leading provider of e-business infrastructure management and intelligence solutions for all the components of an organization's e-business infrastructure -- from back-end servers, networks and directories to front-end Web servers and applications. Our Administration, Security, Operations Management and Network Testing product lines are designed to reduce the cost of operations and increase the security, performance and availability of Windows-centric eBusiness applications, directories, servers and networks. Our Web Analytics and Visitor Relationship Management product lines provide insights into Web visitors' behavior and preferences that translate into enhanced business performance, including higher returns on infrastructure and eMarketing investments, and improved visitor-to-customer conversion rates.

   Financial Information: The information set forth on pages 42 through 60 of the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 2000 and the information set forth on pages 3 through 9 of the Company's Quarterly Report on Form 10Q/A for the quarter ended December 31, 2000 is incorporated herein by reference.

   Summary Historical Consolidated Financial Information: The following summary historical consolidated financial data should be read in conjunction with NetIQ's audited consolidated financial statements for the year ended June 30, 2000 and the unaudited condensed consolidated financial statements for the interim period ended December 31, 2000 incorporated by reference in this Tender Offer Statement on Schedule TO. The consolidated statement of operations data for the years ended June 30, 1999 and 2000, and the consolidated balance sheet data as of June 30, 1999 and 2000, have been derived from NetIQ's audited consolidated financial statements incorporated by reference in this Tender Offer Statement on Schedule TO. The consolidated statement of operations data for the six months ended December 31, 1999 and 2000, and the consolidated balance sheet data as of December 31, 2000, are derived from unaudited consolidated financial statements which are incorporated by reference in this Tender Offer Statement on Schedule TO. In the opinion of NetIQ's management, such unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements referred to above and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the consolidated financial statements and notes thereto. Results for the six months ended December 31, 2000, are not necessarily indicative of the expected results for the full year.

                                              Year Ended      Six Months Ended
                                               June 30,         December 31,
                                           -----------------  -----------------
                                            1999      2000     1999     2000
                                           -------  --------  ------- ---------
                                                                 (unaudited)
                                            (in thousands, except per share
                                                         data)
Consolidated Statement of Operations
 Data:
Software license revenue.................  $18,433  $ 37,235  $13,600 $  53,593
Service revenue..........................    3,136    10,685    3,108    16,589
                                           -------  --------  ------- ---------
    Total revenue........................   21,569    47,920   16,708    70,182
                                           -------  --------  ------- ---------
Cost of software license revenue.........      755       800      329       856
Cost of service revenue..................    1,260     2,317      816     3,318
                                           -------  --------  ------- ---------
    Total cost of revenue................    2,015     3,017    1,145     4,174
                                           -------  --------  ------- ---------
Gross profit.............................   19,554    44,903   15,563    66,008
                                           -------  --------  ------- ---------
Operating expenses:
  Sales and marketing....................   11,685    24,695    8,975    33,058
  Research and development...............    4,344    10,109    3,588    14,050
  General and administration.............    3,347     4,761    1,507     4,887
  Stock-based compensation...............    1,928       696      352       340
  Write-off of acquired in-process
   research and development costs........      --     10,693      --        --
  Amortization of goodwill and
   intangibles...........................      --     64,184      --    238,213
                                           -------  --------  ------- ---------
    Total operating expense..............   21,304   115,138   14,422   290,548
                                           -------  --------  ------- ---------
Income (loss) from operations............   (1,750)  (70,235)   1,141  (224,540)
                                           -------  --------  ------- ---------
Interest income, net.....................      108     7,307    1,265    10,680
Income taxes.............................      --      2,400      501     7,240
                                           -------  --------  ------- ---------
Net income (loss)........................  $(1,642) $(65,328) $ 1,905 $(221,100)
                                           =======  ========  ======= =========
Basic net income (loss) per share........  $ (0.47) $  (3.59) $  0.14 $   (5.83)
Shares used to compute basic net income
 (loss) per share........................    3,476    18,189   13,832    37,942
Diluted net income (loss) per share......  $ (0,47) $  (3.59) $  0.11 $   (5.83)
Shares used to compute diluted net income
 (loss) per share........................    3,476    18,189   16,868    37,942
Ratio of earnings to fixed charges(1)....                        0.08
Deficiency of earnings to cover fixed
 charges(1)..............................    1,235    62,488      N/A   213,253

                               June 30,
                          ------------------ December 31,
                           1999      2000        2000
                          ------- ---------- ------------
                                             (unaudited)
                                  (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............  $ 9,634 $  187,610  $   97,844
Short-term investments..      --     145,916     250,570
Working capital.........    4,443    311,709     328,709
Total assets............   18,104  1,721,761   1,538,136
Long-term obligations,
 net of current
 portion................      205        --          --
Total stockholders'
 equity.................    5,799  1,685,722   1,491,079
Book value per share....               44.91       37.67

--------
(1) Approximately 33% of rental expense is assumed to be interest expense.

 Recent Financial Data:

   On April 26, 2001 NetIQ announced its earnings for the third quarter of fiscal year 2001. The following unaudited information was included in this press release.

   The following recent unaudited financial information should be read in conjunction with the consolidated financial statements of NetIQ Corporation for earlier periods incorporated by reference herein. The results for the nine months ended March 31, 2001 are not necessarily indicative of the expected results for the full year.

                                                          Nine Months Ended
                                                              March 31,
                                                       -----------------------
                                                          2000        2001
                                                       -----------------------
                                                             (Unaudited)
                                                           (in thousands,
                                                       except per share data)
Software license revenue.............................. $   21,977 $     81,941
Service revenue.......................................      5,631       26,372
                                                       ---------- ------------
    Total revenue.....................................     27,608      108,313
                                                       ---------- ------------
Cost of software license revenue......................        566        1,288
Cost of service revenue...............................      1,329        5,661
                                                       ---------- ------------
    Total cost of revenue.............................      1,895        6,949
                                                       ---------- ------------
Gross profit..........................................     25,713      101,364
                                                       ---------- ------------
Operating expenses:
  Sales and marketing.................................     14,357       52,023
  Research and development............................      5,754       23,041
  General and administration..........................      2,371        7,792
  Stock-based compensation............................        525          535
  Write-off or acquired in-process research and
   development costs..................................        706        2,663
Amortization of goodwill and intangibles..............         18      358,647
                                                       ---------- ------------
    Total operating expenses..........................     23,731      444,701
                                                       ---------- ------------
Income (loss) from operations.........................      1,982     (343,337)
                                                       ---------- ------------
Interest income, net..................................      3,343       16,130
                                                       ---------- ------------
Income (loss) before income taxes.....................      5,325     (327,207)
Income taxes..........................................      1,265        9,870
                                                       ---------- ------------
    Net income (loss)................................. $    4,060 $   (337,077)
                                                       ========== ============
Basic net income (loss) per share..................... $     0.27 $      (8.77)
Shares used to compute basic net income (loss) per
 share................................................     14,974       38,449
Diluted net income (loss) per share................... $     0.23 $      (8.77)
Shares used to compute diluted net income (loss) per
 share................................................     17,584       38,449
Supplemental Information:
  Net income excluding stock-based compensation,
   write-off of acquired in-process research and
   development costs, amortization of goodwill and
   intangibles, and related income tax effects........ $    5,309 $     21,129
  Diluted net income per share........................ $     0.30 $       0.50
  Shares used to compute diluted net income per
   share..............................................     17,584       42,283

                        Consolidated Balance Sheet Data

                                                                  March 31, 2001
                                                                  --------------
                                                                   (unaudited)
                                                                  (in thousands)
Cash and cash equivalents........................................   $  109,194
Short-term investments...........................................      351,298
Working capital..................................................      409,741
Total assets.....................................................    2,512,700
Total stockholders' equity.......................................    2,431,161

See Section 16 "Additional Information" for instructions on how you can obtain copies of our SEC reports that contain our financial information.

   The address of our principal executive office is 3553 North First Street, San Jose, CA 95134. Our common stock is listed on the Nasdaq National Market under the symbol "NTIQ".

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

   The following is a list of our directors and executive officers:

                              Principal Position
                              ------------------
Directors
Michael Maples............... Director

Alan Kaufman................. Director

Scott Sandell................ Director

Ying-Hon Wong................ Director

Officers/Directors
Ching-Fa Hwang............... President and Chief Executive Officer and Director

Thomas P. Bernhardt.......... Senior Vice President

Elijahu Shapira.............. Chief Strategy Officer and Director

Executive Officers
James A. Barth............... Senior Vice President, Finance, Chief
                               Financial Officer and Secretary

Flint J. Brenton............. Senior Vice President, Engineering

W. Glen Boyd................. Chief Information Officer

Her-Daw Che.................. Senior Vice President, Unix Technology

Thomas R. Kemp............... Senior Vice President, Products

Daniel J. Meub............... Senior Vice President
                               WebTrends Products

Richard J. Pleczko........... Senior Vice President, Marketing

Mark Reed.................... Senior Vice President, Business

Glenn S. Winokur............. Senior Vice President, Worldwide Sales

   The address of each director and executive officer is: c/o NetIQ Corporation, 3553 North First Street, San Jose, CA 95134.

   As of May 4, 2001, our executive officers and directors as a group beneficially owned 7,014,312 shares of our common stock which represents 13.46% of the outstanding common shares, and options outstanding under the option plans of the Company to purchase a total of 2,645,051 shares of our common stock with a weighted average exercise price of $38.27 per share, which represented approximately 25.9% of the shares subject to all options outstanding as of that date.

   As of May 4, 2001, (i) our non-employee directors as a group beneficially owned 1,027,561 shares of NetIQ common stock, which represents 1.97% of the total shares outstanding, and options outstanding under the option plans of the Company to purchase 215,743 shares of our common stock with a weighted average exercise price of $45.62 per share, which represented approximately 2.12% of the shares subject to all options outstanding as of that date, (ii) our officer directors as a group beneficially owned 3,359,787 shares of NetIQ common stock, which represents 6.45% of the total shares outstanding, and options outstanding under the option plans of the

Company to purchase 858,847 shares of our common stock with a weighted average exercise price of $34.54 per share, which represented approximately 8.43% of the shares subject to all options outstanding as of that date, and (iii) our non-directors executive officers as a group beneficially owned 2,626,964 shares of NetIQ common stock, which represents 5.04% of the total shares outstanding, and options outstanding under the option plans of the Company to purchase 1,570,461 shares of our common stock with a weighted average exercise price of $39.31 per share, which represented approximately 15.42% of the shares subject to all options outstanding as of that date,

   On March 30, 2001, 26,770,488 shares of WebTrends stock (which represented all of the outstanding shares of WebTrends) were converted into 12,849,819 shares of NetIQ stock. In that transaction NetIQ assumed 2,652,504 options (taking into account the exchange ratio at the time of the transaction) issued by WebTrends. Within the last 60 days, options exchangeable into 713,876 shares of NetIQ have been granted by NetIQ. In that period options for 52,794 shares have been cancelled and options for 159,893 shares have been exercised, including an exercise for 11,300 shares by Daniel J. Meub, Senior Vice President, WebTrends Products. Elijahu Shapira, Chief Strategy Officer and Director, and W. Glen Boyd, Chief Information Officer, each sold 372,500 shares of NetIQ stock in the last 60 days.

   Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by NetIQ or, to our knowledge, by any executive officer, director, affiliate or subsidiary of NetIQ.

11. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

   Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe that it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing existing options, which would enable option holders to immediately receive replacement options with a lower exercise price.

   However, the repriced options would be subject to variable accounting, which would require us to record additional compensation expense each quarter until the repriced options were exercised, canceled or expired, which could have negative consequences on our earnings. Furthermore, if we were to cancel an option and grant another option with an exercise price that was lower than the exercise price of the canceled option within the shorter of:

  . the six-month period immediately before the date when the option was canceled, or

  . the period from the date of grant of the canceled option to the date when the option was canceled,

then the cancellation and exchange would be deemed a repricing that would result in variable accounting. The cancellation of an existing option and the grant of another option within this time period will also be deemed a repricing, even if the grant of the second option occurs before the cancellation of the first option.

   We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that over time may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

  . we will not grant any new options to tendering option holders until a day that is at least six months and one day after the date when we accept and cancel options tendered for exchange,

  . the exercise price of all new options will be at the fair market value of our common stock on the future date when we grant the new options, and

  . we will not grant any new options to a tendering option holder unless that person tenders all options that have been granted to that option holder within six months prior to the expected cancellation date and have an exercise price lower than the option with the highest exercise price tendered or as otherwise required under the accounting rules.

12. Legal Matters; Regulatory Approvals.

   We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, judicial, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated in the Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to grant new options for tendered options is subject to the conditions described in Section 6 of this Offer to Exchange.

13. Material Federal Income Tax Consequences.

   The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Code, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Therefore, we strongly encourage you to consult your own tax advisor with respect to your individual tax consequences by virtue of participating in the Offer.

   We believe that the exchange of tendered options for the commitment to grant new options should be a non-taxable event. Administrative and judicial interpretations of Section 83 of the Code indicate that the exchange of an option without a readily ascertainable fair market value, as defined in the Treasury regulations, for a commitment to grant a new option without a readily ascertainable fair market value is a non-taxable event.

   As the value of neither the tendered options nor the commitment to grant the new options will be readily ascertainable at the time of the exchange, the exchange should be a non-taxable event under U.S. federal income tax laws. Therefore, we believe the option holders who exchange outstanding options for the commitment to grant new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

   We also believe that the grant of new options should not be recognized as taxable income under U.S. federal income tax laws. The Treasury regulations under Section 83 of the Code generally provide that the grant of an option without a readily ascertainable fair market value is a non-taxable event.

   Therefore, we believe that at the date of grant of the new options, the option holders should not be required to recognize additional income for U.S. federal income tax purposes. State and local tax consequences may be different. OPTION HOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR OPTIONS IN THE OFFER.

   WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14. Extension of Offer; Termination; Amendment.

   We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in
Section 6 of this Offer of Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such an extension to the option holders and making a public announcement of such an extension.

   We also expressly reserve the right, in our reasonable judgment, before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6 of this Offer of Exchange, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of the Offer.

   Amendments to the Offer may be made, at any time and from time to time, by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 A.M., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any company-wide announcement (including subsidiaries) made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.

   If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require a minimum period during which an Offer must remain open following certain material changes in the terms of the Offer or information concerning the Offer. The materiality of a change will depend on the facts and circumstances.

15. Fees and Expenses.

   We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

16. Additional Information.

   With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether or not to tender your options.

   We are subject to the informational filing requirements of the Securities Exchange Act and, in accordance with that act, are obligated to file reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information, including the Schedule TO, our annual report on Form 10-K for the fiscal year ended June 30, 2000, and our quarterly report on Form 10-Q/A for the quarter ended December 31, 2000 can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials may also be obtained (1) at no charge from our Web site at http://www.netiq.com or
(2) by mail, upon payment of the SEC's customary charges, from the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Information about the operation of the public reference room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants, including NetIQ, that file electronically with the SEC.

17. Miscellaneous.

   This Offer to Exchange includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expects," "believes," "intends", "could" and "should" and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in the remainder of 2001 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

  .  our ability to integrate WebTrends Corporation

  . the license, development and marketing agreement with Microsoft which may cause loss of revenue and difficulties in our product strategy

  . our dependence on our marketing, product development and sales relationship with Microsoft

  .  our ability to sustain the revenue growth rates previously experienced

  .  our history of losses and potential future losses

  .  the volatility of the market price of our common stock

  . unanticipated fluctuations in our quarterly results due to such factors as change in the demand for our products which could affect our stock price

  . future acquisitions of technologies or companies, which could cause disruption of our business or other risks

  . the emergence of new competitors which could impair our ability to grow our business and sell our products

  . our dependence on the anticipated development of the market for eBusiness infrastructure management and intelligence solutions

  . the lengthy sales cycle for our products which makes our revenues susceptible to fluctuations

  . our dependence on the continued use and expansion of the Internet and Internet-based systems

  .  our ability to manage past and future business growth, if any

  . our ability to recruit and retain additional qualified personnel to successfully manage our business

  .  our dependence on our executive officers and other key personnel

  .  potential errors in our products

  .  our ability to secure, protect and expand our network and data centers

  .  our ability to protect our intellectual property rights

  . assertions of third parties that our products infringe their intellectual property rights

   For further information about these and other risks, uncertainties and factors, please review the disclosure included under the caption "RISK FACTORS" in our Registration Statement on Form S-4, filed with the SEC on February 1, 2001. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Offer to Exchange.

   We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

   WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                          [LOGO OF NETIQ CORPORATION]

                                  May 7, 2001

  OFFER TO EXCHANGE OPTIONS UNDER THE NETIQ CORPORATION AMENDED AND RESTATED
   1995 STOCK PLAN, THE MISSION CRITICAL SOFTWARE, INC. 1997 STOCK PLAN (AS
     AMENDED MAY 21, 1999), THE WEBTRENDS CORPORATION 1997 STOCK INCENTIVE COMPENSATION PLAN AND THE WEBTRENDS CORPORATION AMENDED AND RESTATED 1998
                       STOCK INCENTIVE COMPENSATION PLAN

   If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us at NetIQ Corporation, Attention: Stock Services, 3553 North First Street, San Jose, CA 95134 (facsimile: (408) 856-1801). We must receive all of the required documents on or before 5:00 P.M. Pacific Time, on June 7, 2001.

   Any questions, requests for assistance or additional copies of any documents referred to in this Offer to Exchange may be directed to:

                               NetIQ Corporation

     Stock Services, San Jose, CA:
     Debra Randall                                  Sarah Tyree
     Telephone: 408-856-3116                        Telephone: 408-856-3110
     Email: debra.randall@netiq.com                 Email: sarah.tyree@netiq.com

     Vivian Navarro                                 Liz Maciel
     Telephone: 408-856-3194                        Telephone: 408-856-3155
     Email: vivian.navarro@netiq.com                Email: liz.maciel@netiq.com

     Stock Services, Portland, OR:
     Rebecca Basile
     Telephone: 503-294-7025 x2318
     Email: rbasile@webtrends.com

     Human Resources, Raleigh, NC:
     Colleen Higgins
     Telephone: 919-337-0230
     Email: colleen.higgins@netiq.com

     Human Resources, Houston, TX:
     Ed Taylor
     Telephone: 713-548-1787
     Email: ed.taylor@netiq.com

                                  May 7, 2001